EXHIBIT 23.2

CONSENT OF EIDE BAILLY

CONSENT OF EIDE BAILLY LLP
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Post-Effective Amendment No. 3 to Form S-1 of Spicy Pickle Franchising, Inc. and to the inclusion therein of out report dated March 10, 2010, with respect o the financial statements of Spicy Pickle Franchising, Inc. as of December 31, 2009 and 2008 and for the years then ended.

Greenwood Village, Colorado
March 29, 2010